Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(706) 781-2265

Jefferson_Harralson@ucbi.com

United Community Banks, Inc. Announces COMPLETION

OF MERGER WITH HCSB FINANCIAL CORPORATION

BLAIRSVILLE, GA., August 1, 2017 — United Community Banks, Inc. (NASDAQ: UCBI) (“United”) has completed its merger, effective July 31, 2017, with Myrtle Beach, South Carolina-based HCSB Financial Corporation (OTCQB: HCFB) (“HCSB”).

Also effective July 31, 2017, HCFB’s bank subsidiary, Horry County State Bank, merged into United’s bank subsidiary, United Community Bank. The legacy Horry County State Bank offices will continue to operate as Horry County State Bank until conversion to United’s operating systems, which is expected in November 2017. After conversion, these offices will operate under the brand name of United Community Bank.

The merger of Horry County State Bank into United enhances United’s presence in the fast-growing Myrtle Beach, South Carolina MSA and is an integral part of United’s broader strategy to expand in the fast-growing South Carolina coast. The merger moves United’s Myrtle Beach market share from the fifteenth position to number five and provides further momentum in completing this broader strategy.

“The acquisition of Horry County State Bank is a continuation of our coastal South Carolina growth strategy that began in 2015,” stated Jimmy Tallent, chairman and chief executive officer of United. “The first step was bringing in experienced Charleston-area bankers led by regional president Dixon Woodward. This was followed by the acquisition of Tidelands Bank on July 1 of 2016 with branches in Charleston, Hilton Head and Myrtle Beach. The acquisition of Horry County State Bank significantly enhances our market share in the dynamic Myrtle Beach MSA which is one of the fastest growing MSAs in the country. Horry County State Bank is a well-established and highly regarded community bank that shares our passion for customer service and is an outstanding cultural fit. I am so excited to welcome them as part of the United family.”

Jan Hollar, chief executive officer of HCSB said, “It has been an honor to guide HCSB during the past 18 months of what was a very pivotal time in our history. We are proud to conclude this phase by partnering with United. United is a community bank with the resources our bankers need to effectively serve our communities. United’s leadership is unparalleled in its understanding of what it takes to provide quality financial products to our market and the shares should also serve as a strong investment for our shareholders.”

Dixon Woodward, United’s regional president of South Carolina, said, “The opportunity to begin working with the talented bankers and loyal customer base at Horry County State Bank has proven this partnership will be a great fit for both HCSB and UCB. HCSB’s reputation for maintaining the highest level of service standards mirrors that of United. Delivering comprehensive banking solutions coupled with community bank service standards will no doubt make this partnership a win for our bankers and, most importantly, our clients. We are thrilled to work with such a great team in such a great market.”

Horry County State Bank operates eight branches with $390 million in assets, $322 million in deposits and $233 million in loans.

About United Community Banks, Inc.

United Community Banks, Inc. is a bank holding company based in Blairsville, Georgia with $11.2 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the southeast region’s largest full-service banks, operating 142 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. In 2014, 2015 and 2016, J.D. Power ranked United Community Bank first in customer satisfaction in the Southeast. In 2017, for the fourth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.